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                         ARTICLES OF AMENDMENT
                          TO THE ARTICLES OF
                          INCORPORATION OF
                     ACTION COVERS, INCORPORATED

1.   The name of the corporation is "Action Covers, Inc."

2. ARTICLE I of the Articles of Incorporation is hereby amended to read as follows:

     Name. The name of the corporation (hereinafter called "corporation" is Omni International Corporation.

3. The foregoing amendment was adopted by the shareholders at a meeting held January 14, 1992.


4. The number of shares outstanding and entitled to vote upon such amendment was 32,219,000.

5.  The number of shares voted for the amendment was 28,261,500;
against was -0-; and abstained was 4,000.

6. The foregoing amendment does not provide for an exchange, reclassification, or cancellation of issued shares of the corporation.

7. The foregoing amendment does not effect a change in the amount of stated capital of the corporation.

Dated: January 15, 1922


Attest:                           Action Covers, Inc.


/s/ STEVEN D. MOULTON             /s/ BARRETT W. HICKEN
-----------------------------     ----------------------------
Steven D. Moulton, Secretary      Barrett W. Hicken, President




                 [DEPARTMENT OF COMMERCE SEAL]


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